Item 77H - Deutsche Massachusetts Tax-Free
Fund (a series of Deutsche State
Tax-Free Income Series) (the
"Registrant")
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person had owned
more than 25% of the series based on the records of
the series as of July 5, 2016.
As of July 5, 2016:
Series
Name of Person
Ownership
as % of
Series
Deutsche
Massachusetts
Tax-Free Fund
NATIONAL
FINANCIAL
SERVICES LLC
FOR EXCLUSIVE
BENE OF OUR
CUSTOMERS
ATTN MUTUAL
FUNDS DEPT -
4TH FL
499
WASHINGTON
BLVD
JERSEY CITY NJ
07310-2010
30.4702%

As of March 7, 2017:
No investor beneficially owned 25% or more of Deutsche Massachusetts Tax-Free Fund shares as of
March 7, 2017.




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